Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-33983, 33-63489, 333-24229, 333-45395, 333-67537, 333-34154, 333-36526, 333-39422, 333-42408, 333-46220, 333-49696, 333-57366, 333-59518, 333-59522, 333-59530, 333-63330, 333-115625, 333-124805, 333-135178, 333-135177, 333-143932, 333-125914, 333-141905, 333-160272, and 333-160824), Form S-4 (No. 333-158222), and Form S-3 (No. 333-157465) of Intel Corporation of our reports dated February 22, 2010, with respect to the consolidated financial statements and schedule of Intel Corporation, and the effectiveness of internal control over financial reporting of Intel Corporation, included in this Annual Report on Form 10-K for the year ended December 26, 2009.
/s/ Ernst & Young LLP
San Jose, California
February 22, 2010